CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Market Index Target-Term Securities® Linked to the Dow Jones Industrial Average SM, due May 31, 2013	3,179,100	$10.00	$31,791,000	$1,773.94

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-158663

The MITTS® are being offered by Bank of America Corporation (“BAC”). The MITTS will have the terms specified in this term sheet as supplemented by the documents indicated herein under “Additional Terms” (together, the “Note Prospectus”). Investing in the MITTS involves a number of risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-12 of product supplement MITTS-2.

Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC. References to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

In connection with this offering, each of MLPF&S, its broker-dealer affiliate First Republic Securities Company, LLC (“First Republic”), and Banc of America Investment Services, Inc. (“BAI”) is acting as our selling agent. Each of MLPF&S and First Republic is acting in its capacity as principal, and BAI will use its best efforts to sell the MITTS.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.00	$31,791,000
Selling discount (1)	$0.25	$794,775
Proceeds, before expenses, to Bank of America Corporation	$9.75	$30,996,225

(1)	The public offering price and selling discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.20 per unit, respectively.

“MITTS®” and “Market Index Target-Term Securities®” are registered service marks of our subsidiary, Merrill Lynch & Co., Inc.

“Dow Jones,” “Dow Jones Industrial AverageSM,” and “DJIASM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and have been licensed by us for use for certain purposes. MITTS based on the Dow Jones Industrial AverageSM are not sponsored, endorsed, sold, or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in the MITTS.

Merrill Lynch & Co.		Banc of America Investment Services, Inc.

May 26, 2009

3,179,100 Units

Market Index Target-Term Securities®

Linked to the Dow Jones Industrial AverageSM,

due May 31, 2013

$10 principal amount per unit

Term Sheet No. 110

Pricing Date May 26, 2009

Settlement Date May 29, 2009

Maturity Date May 31, 2013

CUSIP No. 060900479

Market Index Target-Term Securities®

• 100% participation in increases in the level of the Dow Jones Industrial AverageSM, subject to a cap of 85.00%.

• A maturity of approximately 4 years

• 100% principal protected at maturity

• No periodic interest payments

• Application made to list on NYSE Arca under the symbol “MBL”

• This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program

STRUCTURED INVESTMENTS

PRINCIPAL PROTECTION

ENHANCED INCOME

MARKET PARTICIPATION

ENHANCED PARTICIPATION

Summary

The Market Index Target-Term Securities® Linked to the Dow Jones Industrial AverageSM, due May 31, 2013 (the “MITTS”), are our senior unsecured debt securities and are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The MITTS will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the MITTS, including any repayment of principal, will be subject to the credit risk of BAC. The MITTS provide investors with a 100% participation rate in increases in the level of the Dow Jones Industrial AverageSM (the “Index”) from the Starting Value, determined on the pricing date, to the Ending Value of the Index, determined during the Maturity Valuation Period, subject to a maximum return of 85.00% over the Original Offering Price. Investors must be willing to forgo interest payments on the MITTS and be willing to accept a return that is capped.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement MITTS-2.

Terms of the MITTS

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10 per unit
Base Value:	$10 per unit
Term:	Approximately 4 years
Market Measure:	Dow Jones Industrial AverageSM (Index Symbol: “INDU”)
Starting Value:	8,473.49
Ending Value:	The average of the closing levels of the Index on each scheduled calculation day during the Maturity Valuation Period. If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described in product supplement MITTS-2.
Capped Value:	$18.50 per unit of the MITTS, which represents a return of 85.00% over the $10 Original Offering Price.
Maturity Valuation Period:	May 21, 2013; May 22, 2013; May 23, 2013; May 24, 2013; and May 28, 2013.
Participation Rate:	100%
Minimum Redemption Amount:	$10.00 per unit
Calculation Agent:	MLPF&S, a subsidiary of BAC

Determining the Redemption Amount for the MITTS

On the maturity date, you will receive a cash payment per MITTS (the “Redemption Amount”) calculated as follows:

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the MITTS at maturity, based upon the Participation Rate of 100% and the Capped Value of $18.50 (a 85.00% return). The blue line reflects the hypothetical returns on the MITTS, while the dotted gray line reflects the hypothetical returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity based upon the Participation Rate of 100%, the Base Value of $10.00 (per unit), the Starting Value of 8,473.49, the Minimum Redemption Amount of $10.00 (per unit), and the Capped Value of $18.50 (per unit):

Example 1—The hypothetical Ending Value is 90% of the Starting Value:

Starting Value:	8,473.49
Hypothetical Ending Value:	7,626.14

Redemption Amount = $10 +	[	$10 × 100% ×	(7,626.14 – 8,473.49	)]	= $9.00
8,473.49

Redemption Amount (per unit) = $10.00        (The Redemption Amount cannot be less than the $10.00 Minimum Redemption Amount.)

Example 2—The hypothetical Ending Value is 130% of the Starting Value:

Starting Value:	8,473.49
Hypothetical Ending Value:	11,015.54

Redemption Amount = $10 +	[	$10 × 100% ×	(11,015.54 – 8,473.49	)]	= $13.00
8,473.49

Redemption Amount (per unit) = $13.00

Example 3—The hypothetical Ending Value is 210% of the Starting Value:

Starting Value:	8,473.49
Hypothetical Ending Value:	17,794.33

Redemption Amount = $10 +	[	$10 × 100% ×	(17,794.33 – 8,473.49	)]	= $21.00
8,473.49

Redemption Amount (per unit) = $18.50        (The Redemption Amount cannot be greater than the Capped Value.)

The following table illustrates, for the Starting Value of 8,473.49 and a range of hypothetical Ending Values:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the MITTS (rounded to two decimal places);
▪	the total rate of return to holders of the MITTS;
▪	the pretax annualized rate of return to holders of the MITTS; and
▪

the pretax annualized rate of return of a hypothetical direct investment in the stocks included in the Index, which includes an assumed aggregate dividend yield of 3.59% per annum, as more fully described below.

The table below reflects the Participation Rate of 100%, the Base Value of $10.00 (per unit), the Minimum Redemption Amount of $10.00 (per unit), and the Capped Value of $18.50 (per unit).

Hypothetical Ending Value	Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Total Rate of Return on the MITTS	Pretax Annualized Rate of Return on the MITTS (1)	Pretax Annualized Rate of Return of the Stocks Included in the Index (1)(2)
4,236.75	-50.00%	10.00	0.00%	0.00%	-12.67%
5,084.09	-40.00%	10.00	0.00%	0.00%	-8.50%
5,931.44	-30.00%	10.00	0.00%	0.00%	-4.88%
6,778.79	-20.00%	10.00	0.00%	0.00%	-1.67%
7,626.14	-10.00%	10.00	0.00%	0.00%	1.21%
8,049.82	-5.00%	10.00	0.00%	0.00%	2.55%
8,261.65	-2.50%	10.00	0.00%	0.00%	3.20%
8,473.49 (3)	0.00%	10.00 (4)	0.00%	0.00%	3.83%
8,685.33	2.50%	10.25	2.50%	0.62%	4.45%
8,897.16	5.00%	10.50	5.00%	1.22%	5.06%
9,320.84	10.00%	11.00	10.00%	2.39%	6.24%
10,168.19	20.00%	12.00	20.00%	4.60%	8.47%
11,015.54	30.00%	13.00	30.00%	6.66%	10.55%
11,862.89	40.00%	14.00	40.00%	8.58%	12.49%
12,710.24	50.00%	15.00	50.00%	10.38%	14.32%
13,557.58	60.00%	16.00	60.00%	12.08%	16.05%
14,404.93	70.00%	17.00	70.00%	13.70%	17.69%
15,252.28	80.00%	18.00	80.00%	15.23%	19.25%
16,099.63	90.00%	18.50 (5)	85.00%	15.96%	20.74%
16,946.98	100.00%	18.50	85.00%	15.96%	22.16%
17,794.33	110.00%	18.50	85.00%	15.96%	23.53%
18,641.68	120.00%	18.50	85.00%	15.96%	24.84%
19,489.03	130.00%	18.50	85.00%	15.96%	26.10%

(1)	The annualized rates of return specified in this column are calculated on a semi-annual bond equivalent basis and assume an investment term from May 29, 2009 to May 31, 2013, the term of the MITTS.

(2)	This rate of return assumes:

(a)	a percentage change in the aggregate price of the stocks included in Index that equals the percentage change in the level of the Index from the Starting Value to the relevant hypothetical Ending Value;

(b)	a constant dividend yield of 3.59% per annum, paid quarterly from the date of initial delivery of the MITTS, applied to the level of the Index at the end of each quarter, assuming this level increases or decreases linearly from the Starting Value to the relevant hypothetical Ending Value; and

(c)	no transaction fees or expenses.

(3)	This is the Starting Value.

(4)	The Redemption Amount will not be less than the Minimum Redemption Amount of $10.00 per unit of the MITTS.

(5)	The Redemption Amount per unit of the MITTS cannot exceed the Capped Value of $18.50.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and the term of your investment.

Risk Factors

An investment in the MITTS involves significant risks. The following is a list of certain of the risks involved in investing in the MITTS. You should carefully review the more detailed explanation of risks relating to the MITTS in the “Risk Factors” sections included in product supplement MITTS-2 and MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the MITTS.

▪	You may not earn a return on your investment.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your return on the MITTS, if any, is limited to the return represented by the Capped Value.

▪	Your investment return may be less than a comparable investment directly in the Index, or the stocks included in the Index.

▪	You must rely on your own evaluation of the merits of an investment linked to the Index.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the MITTS while providing the selling agents with compensation for their services, we have considered the costs of developing, hedging, and distributing the MITTS.

▪	We cannot assure you that a trading market for your MITTS will ever develop or be maintained.

▪	The Redemption Amount will not be affected by all developments relating to the Index.

▪	Dow Jones may adjust the Index in a way that affects its level, and Dow Jones has no obligation to consider your interests.

▪

You will have no rights as a holder of the securities represented by the Index, and you will not be entitled to receive any of those securities or dividends or other distributions of the issuers of those securities.

▪	Except to the extent that our common stock is included in the Index, we do not control any company included in the Index, and are not responsible for any disclosure made by any other company.

▪

If you attempt to sell the MITTS prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways and their market value may be less than their Original Offering Price.

▪	Payments on your MITTS are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the MITTS.

▪	Purchases and sales by us and our affiliates may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return on the MITTS and their market value.

▪	Our business activities relating to the companies represented by the Index may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

You should consider the tax consequences of investing in the MITTS (see “Summary Tax Consequences” and “Certain U.S. Federal Income Tax Considerations” below and “U.S. Federal Income Tax Summary” in product supplement MITTS-2”).

Investor Considerations

You may wish to consider an investment in the MITTS if:

▪	You anticipate that the level of the Index will increase from the Starting Value to the Ending Value.

▪	You accept that the return on the MITTS may be zero if the level of the Index is unchanged or decreases from the Starting Value to the Ending Value.

▪	You accept that the return on the MITTS will not exceed the return represented by the Capped Value.

▪	You are willing to forgo interest payments on the MITTS, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪	You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.

▪

You are willing to accept that there is no assurance that the MITTS will be listed or remain listed on NYSE Arca. You understand that any listing does not ensure that a trading market will develop for the MITTS or that there will be liquidity in any trading market. You understand that secondary market prices for the MITTS, if any, will be affected by various factors, including our perceived creditworthiness.

The MITTS may not be an appropriate investment for you if:

▪

You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the Index will not appreciate sufficiently over the term of the MITTS to provide you with your desired return.

▪	You seek an investment that provides a guaranteed redemption amount above the principal.

▪	You seek a return on your investment that will not be capped at a percentage that will be 85.00% over the Original Offering Price.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Index.

▪	You seek assurances that there will be a liquid market if and when you want to sell the MITTS prior to maturity.

Other Provisions

If you place an order to purchase these offered securities, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic acting as a principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from BAC.

Supplement to the Plan of Distribution

MLPF&S, First Republic, and BAI, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate in the distribution of the MITTS. Accordingly, offerings of the MITTS will conform to the requirements of NASD Rule 2720. MLPF&S and First Republic will purchase the MITTS as principal, while BAI will use its best efforts to sell the MITTS. In the original offering of the MITTS, the MITTS will be sold in minimum investment amounts of 100 units.

MLPF&S, First Republic, and BAI may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the MITTS but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S, First Republic, and BAI may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make-up, method of calculation, and changes in its components have been derived from publicly available sources. The information reflects the policies of Dow Jones, and is subject to change by Dow Jones. Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of Dow Jones discontinuing publication of the Index are discussed in the section of product supplement MITTS-2 entitled “Description of MITTS – Discontinuance of a Market Measure – Equity-Based or Commodity-Based Market Measures.” Neither we, the calculation agent, nor MLPF&S accepts any responsibility for the calculation, maintenance or publication of the Index or any successor index.

General

The Index is a price-weighted index (i.e., the weight of a component stock in the Index is based on its price per share rather than the total market capitalization of the issuer of the component stock) comprised of 30 common stocks chosen by the editors of The Wall Street Journal (the “WSJ”), which is published by Dow Jones, as representative of the broad market of U.S. industry. The Index is not limited to traditionally defined industrial stocks. Instead, the Index serves as a measure of the entire U.S. market, covering such diverse industries as financial services, technology, retail, entertainment, and consumer goods. Although there are no pre-determined criteria for inclusion of a component stock, the corporations represented in the Index are U.S. companies that tend to be leaders within their respective industries, with stocks that are typically widely held by individuals as well as institutional investors.

Changes in the composition of the Index are made entirely by the editors of the WSJ without consultation with the corporations represented in the Index, any stock exchange, any official agency, or us. Changes to the component stocks included in the Index tend to be made infrequently. Historically, most changes to the component stocks of the Index have been the result of corporate acquisitions or other dramatic shifts in a component stock’s core business, but, from time to time, changes may be made to achieve what the editors of the WSJ deem to be a more accurate representation of the broad market of U.S. industry. When such an event necessitates that one component stock be replaced, the entire Index is reviewed, and as a result, multiple component stock changes are often implemented simultaneously. In choosing a new corporation for the Index, the editors of the WSJ look for leading industrial companies with a successful history of growth and wide interest among investors. The component stocks of the Index may be changed at any time for any reason. Dow Jones, publisher of the WSJ, is not affiliated with us and has not participated in any way in the creation of the MITTS.

The Index initially consisted of 12 common stocks and was first published in the WSJ in 1896. The Index was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the Index has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the Index have been changed on a relatively infrequent basis.

Computation of the Index

The level of the Index is the sum of the primary exchange prices of each of the 30 component stocks included in the Index, divided by a divisor that is designed to provide a meaningful continuity in the level of the Index. Because the Index is price-weighted, stock splits or changes in the component stocks could result in distortions in the Index level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the Index. The current divisor of the Index is published daily in the WSJ and other publications. In addition, other statistics based on the Index may be found in a variety of publicly available sources.

The following table presents the listing symbol, industry group, price per share, total number of shares outstanding, and market capitalization for each of the component stocks in the Index based on publicly available information on May 26, 2009.

Issuer of Component Stock(1)	Symbol	Industry	Price Per Share(2)	Shares Outstanding (in Millions)(2)	Market Capitalization (in Millions)(2)
3M Co.	MMM	Diversified Industrials	57.91	694.38	40,211.77
Aluminum Co. Of America	AA	Aluminum	9.27	974.28	9,031.54
American Express Co.	AXP	Consumer Finance	24.57	1,167.63	28,688.55
AT&T Inc.	T	Fixed Line Telecommunications	24.51	5,900.00	144,609.00
Bank of America	BAC	Banks	10.98	7,652.97	84,029.57
Boeing Co.	BA	Aerospace	44.16	726.20	32,068.90
Caterpillar Inc.	CAT	Commercial Vehicles & Trucks	35.00	601.71	21,059.84
Chevron Corp.	CVX	Integrated Oil & Gas	65.66	2,004.67	131,626.80
Citigroup Inc.	C	Banks	3.77	5,512.80	20,783.26
Coca-Cola Co.	KO	Soft Drinks	47.21	2,315.00	109,291.10
E.I. DuPont De Nemours & Co.	DD	Commodity Chemicals	28.31	903.58	25,580.41
Exxon Mobil Corp.	XOM	Integrated Oil & Gas	69.81	4,879.71	340,652.60
General Electric Co.	GE	Diversified Industrials	13.39	10,589.58	141,794.40
General Motors Corp.	GM	Automobiles	1.44	610.56	879.21
Hewlett-Packard Co.	HPQ	Computer Hardware	34.47	2,396.61	82,611.25
Home Depot Inc.	HD	Home Improvement Retailers	23.80	1,696.28	40,371.44
Intel Corp.	INTC	Semiconductors	15.48	5,585.00	86,455.80
International Business Machines Corp.	IBM	Computer Services	105.02	1,321.40	138,773.10
Johnson & Johnson	JNJ	Pharmaceuticals	55.26	2,755.57	152,272.60
JPMorgan Chase & Co.	JPM	Banks	36.54	3,759.16	137,359.70
Kraft Foods Inc. Cl A	KFT	Food Products	25.86	1,472.74	38,085.14
McDonald’s Corp.	MCD	Restaurants & Bars	58.84	1,103.24	64,914.84
Merck & Co. Inc.	MRK	Pharmaceuticals	26.56	2,108.67	56,006.26
Microsoft Corp.	MSFT	Software	20.34	8,899.72	181,020.30
Pfizer Inc.	PFE	Pharmaceuticals	15.02	6,747.98	101,354.60
Procter & Gamble Co.	PG	Nondurable Household Products	53.78	2,914.70	156,752.70
United Technologies Corp.	UTX	Aerospace	52.74	942.04	49,682.96
Verizon Communications Inc.	VZ	Fixed Line Telecommunications	29.63	2,840.57	84,166.20
Wal-Mart Stores Inc.	WMT	Broadline Retailers	50.00	3,912.87	195,643.70
Walt Disney Co.	DIS	Broadcasting & Entertainment	24.54	1,856.75	45,564.68

(1)	The inclusion of a component stock in the Index should not be considered a recommendation to buy or sell that stock and neither we nor any of our affiliates make any representation to any purchaser of the MITTS as to the performance of the Index or any component stock included in the Index. Beneficial owners of the MITTS will not have any right to the component stocks included in the Index or any dividends paid on those stocks.

(2)	Information obtained from Bloomberg Financial Markets.

Neither we nor any of our affiliates, including the selling agents, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the Index. Dow Jones does not guarantee the accuracy or the completeness of the Index or any data included in the Index. Dow Jones assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the Index. Dow Jones disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Index or the manner in which the Index is applied in determining the amount payable on the MITTS at maturity.

The following graph sets forth the monthly historical performance of the Index in the period from January 2004 through April 2009. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the MITTS may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the Index is more or less likely to increase or decrease at any time over the term of the MITTS. On the pricing date, the closing level of the Index was 8,473.49.

Before investing in the MITTS, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in financial markets generally and the Index exhibiting greater volatility than in earlier periods.

License Agreement

We have entered into a non-exclusive license agreement with Dow Jones providing for the license to us and certain of our affiliated or subsidiary companies, in exchange for a fee, of the right to use indices owned and published by Dow Jones (including the DJIASM) in connection with certain securities, including the MITTS.

The license agreement between us and Dow Jones requires that the following language be stated in this pricing supplement:

The MITTS are not sponsored, endorsed, sold, or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the MITTS or any member of the public regarding the advisability of investing in securities generally or in the MITTS particularly. Dow Jones’ only relationship to us is in the licensing of certain trademarks, trade names, and service marks of Dow Jones and of the DJIASM, which is determined, composed, and calculated by Dow Jones without regard to us or the MITTS. Dow Jones has no obligation to take our needs or the needs of holders of the MITTS into consideration in determining, composing, or calculating the DJIASM. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the MITTS to be issued or in the determination or calculation of the amount to be paid on the MITTS. Dow Jones has no obligation or liability in connection with the administration, marketing, or trading of the MITTS.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DJIASM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY US, OWNERS OF MITTS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DJIASM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DJIASM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OR ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND US.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the MITTS, including the following:

•

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the MITTS, we intend to treat the MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a MITTS without regard to cash, if any, received on the MITTS.

•

Upon a sale, exchange, or retirement of a MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the MITTS. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the MITTS. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement MITTS-2, which you should carefully review prior to investing in the MITTS. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement MITTS-2.

General.    There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of MITTS or other instruments with terms substantially the same as the MITTS. However, although the matter is not free from doubt, under current law, each MITTS should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the MITTS as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the MITTS. You should be aware, however, that the IRS is not bound by our characterization of the MITTS as indebtedness and the IRS could possibly take a different position as to the proper characterization of the MITTS for U.S. federal income tax purposes. If the MITTS are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the MITTS could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a MITTS could differ materially from the timing and character of income, gain, or loss recognized in respect of a MITTS had the MITTS in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the MITTS. The following summary assumes that the MITTS will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals.    The amount payable on the MITTS at maturity will depend on the performance of the Index. Accordingly, we intend to take the position that the MITTS will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the MITTS generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a MITTS. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a MITTS must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the MITTS.    Upon a sale, exchange, or retirement of a MITTS prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the MITTS. A U.S. Holder’s tax basis in a MITTS generally will equal the cost of that MITTS, increased by the amount of OID previously accrued by the holder for that MITTS (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the MITTS. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Tax Accrual Table.    The following table is based upon a projected payment schedule (including a projection for tax purposes of the Redemption Amount) and a comparable yield equal to 5.41% per annum (compounded annually), that we established for the MITTS. The table reflects the expected issuance of the MITTS on May 29, 2009 and the scheduled maturity date of May 31, 2013. The projected payment schedule is based upon a principal amount of $10 per MITTS, and a projected Redemption of $12.3496 at maturity. The following table is for illustrative purposes only, and we make no representations or predictions as to what the actual Redemption Amount will be.

Accrual Period	Interest Deemed to Accrue on MITTS During Accrual Period (per Unit of the MITTS)	Total Interest Deemed to Have Accrued on MITTS as of End of Accrual Period (per Unit of the MITTS)
May 29, 2009 to December 31, 2009	$0.3186	$0.3186
January 1, 2010 to December 31, 2010	$0.5582	$0.8768
January 1, 2011 to December 31, 2011	$0.5884	$1.4652
January 1, 2012 to December 31, 2012	$0.6203	$2.0855
January 1, 2013 to May 31, 2013	$0.2641	$2.3496

Projected Redemption Amount = $12.3496 per unit of the MITTS.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the MITTS, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” in product supplement MITTS-2.

Additional Terms

You should read this term sheet, together with the documents listed below (collectively, the “Note Prospectus”), which together contain the terms of the MITTS and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet. The MITTS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the MITTS.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement MITTS-2 dated April 21, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003388/g18702p3e424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the MITTS, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection at maturity, while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments are not structured to include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments are not structured to include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.